EXHIBIT 99.1

Contact:
Stephen J. Schoepfer
(609) 945-0405
sschoepfer@gmail.com

JAG Media Holdings, Inc. Announces Completion
of Acquisition of CardioGenics Inc.

Mississauga, Ontario, July 31, 2009 - JAG Media Holdings, Inc. (OTCBB: JAGH) announced today that it has completed the acquisition of CardioGenics Inc. by JAG Media’s Ontario, Canada subsidiary, CardioGenics ExchangeCo Inc. In connection with the acquisition, ExchangeCo acquired all of the outstanding shares of common stock of CardioGenics, excluding 173,869 CardioGenics common shares in the aggregate owned by two (2) minority stockholders of CardioGenics.

Pursuant to the terms of the Share Purchase Agreement dated May 22, 2009 among JAG Media, CardioGenics ExchangeCo Inc. and Yahia Gawad, the principal stockholder of CardioGenics, and in consideration for the surrender of their CardioGenics common shares, the CardioGenics stockholders received 422,183,610 shares of JAG Media common stock (the “Share Consideration”). The CardioGenics stockholders had the option to receive at the closing their pro-rata allocation of the Share Consideration in the form of (a) JAG Media common shares or (b) “Exchangeable Shares“ of CardioGenics ExchangeCo Inc., which are exchangeable at any time into JAG Media common shares in accordance with the rights and preferences of such Exchangeable Shares. Those CardioGenics stockholders who elected to receive directly JAG Media common shares were issued, in the aggregate, 145,528,195 JAG Media common shares at the closing and those CardioGenics stockholders who elected to receive Exchangeable Shares were issued 16 Exchangeable Shares at the closing, which are exchangeable at any time into 276,655,415 JAG Media common shares, in the aggregate. The Share Consideration issued at the closing provides the CardioGenics stockholders with direct and indirect ownership of approximately 85% of JAG Media’s outstanding common stock, on a fully diluted basis.

All JAG Media common shares received by CardioGenics stockholders in exchange for their CardioGenics common shares shall not be registered for resale and, therefore, shall remain subject to the rights and restrictions of Rule 144. All Exchangeable Shares received by CardioGenics stockholders in exchange for their CardioGenics common shares (and any JAG Media common shares into which such Exchangeable Shares may be exchanged) shall not be registered for resale prior to six (6) months following the closing and, therefore shall remain subject to the rights and restrictions of Rule 144 prior to any such registration.

At the closing, our current directors resigned as directors of JAG Media and its subsidiaries, after appointing CardioGenics designees as their successors, and our current officers also resigned as officers and executives of JAG Media and its subsidiaries. After their resignation and the closing, our former directors entered into consulting agreements with the company pursuant to which they will render various services to assist the company in connection with certain transition and other matters.

 “It is extremely gratifying to complete the acquisition of CardioGenics,“ stated Thomas J. Mazzarisi, former Chairman & CEO of JAG Media. “We have had a long and sometimes turbulent search for an appropriate acquisition partner for our company, but I’m confident that we have now found the right one in CardioGenics. CardioGenics is an exciting company preparing to deploy its innovative technology and products in the point-of-care In-Vitro-Diagnostics market and has a management team with the credentials and track record to maximize such deployment, all of which, I believe, provides excellent upside potential for the company’s stockholders“ continued Mazzarisi.

"It has been a rewarding experience working with Thomas J. Mazzarisi and Stephen J. Schoepfer through all of the issues of cross-border transactions and I would like to thank them both for their effort and dedication to consummate this acquisition. With the required funds at hand, the commercialization of CardioGenics technology and products will proceed at a much faster pace to bring much-needed products to the In-Vitro-Diagnostics market, noted Yahia Gawad, CEO of CardioGenics."

Following the closing, the company intends to change its name to “CardioGenics Holdings Inc.” in order to better reflect the new focus of the company’s business. An information statement with respect to such name change and certain other matters will be delivered to stockholders of record prior to the effective date of such name change. The company has submitted its application to FINRA for approval of the name change and issuance of a new ticker symbol for the company’s common stock. Until approval of the name change by FINRA and issuance of the new ticker symbol, the company’s common stock will continue to trade on the OTCBB under its current ticker symbol “JAGH.” Upon effectiveness of the name change, the CardioGenics Holdings Inc. common stock will also carry a new CUSIP number. There is no need for stockholders to exchange their current JAG Media common stock certificates for CardioGenics Holdings stock certificates once the name change becomes effective. However, should you nevertheless wish to exchange your JAG Media common stock certificates for certificates reflecting the CardioGenics Holdings name, you are free to do so and should contact the company’s transfer agent, Transfer Online, to make such arrangements.

A Current Report on Form 8-K containing further details regarding our acquisition of CardioGenics will be filed by the company and will be available on EDGAR.

About JAG Media Holdings, Inc.

JAG Media Holdings, Inc. is a provider of Internet-based equities research and financial information that offers its subscribers a variety of stock market research, news and analysis, including "JAG Notes", the Company's flagship early morning consolidated research product. With the acquisition of CardioGenics, the company’s business will now be refocused on developing technologies and products for the point-of-care in vitro diagnostics market.

About CardioGenics Inc.

CardioGenics develops technology and products targeting the immunoassay segment of the In-Vitro Diagnostic testing market. CardioGenics has developed the QL Care Analyzer, a proprietary Point Of Care immuno-analyzer, which will run a number of diagnostic tests under  development by CardioGenics, the first of which will be a series of cardiovascular diagnostic tests. As part of its core proprietary technology, CardioGenics has also developed a proprietary method for silver coating paramagnetic microspheres (a fundamental platform component of immunoassay equipment), which improve instrument sensitivity to light. CardioGenics’ principal offices are located in Mississauga, Ontario, Canada.